AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1998

                                                REGISTRATION NO. 333-47565
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          __________________________

                                 PRE-EFFECTIVE
                                AMENDMENT NO.1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________
                        CALIBER LEARNING NETWORK, INC.
            (Exact name of registrant as specified in its charter)

       MARYLAND                      8200                       52-2001020
(State of Incorporation)     (Primary Standard Industrial     (I.R.S. Employer
                             Classification Code Number)     Identification No.)
                             1000 Lancaster Street
                           Baltimore, Maryland 21202
                                (410) 843-8000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                Chris L. Nguyen
                     President and Chief Executive Officer
                        Caliber Learning Network, Inc.
                             1000 Lancaster Street
                           Baltimore, Maryland 21202
                                 410-843-8000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                          __________________________

                         Copies of all communications,

Including all communications sent to the agent for service, should be sent to:

          Richard C. Tilghman, Jr.                 Walter G. Lohr, Jr.
           Piper & Marbury L.L.P.                Hogan & Hartson, L.L.P.
          36 South Charles Street               111 South Calvert Street
          Baltimore, Maryland  21201           Baltimore, Maryland 21202
               410-539-2530                            410-659-2700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]_____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, NASD and Nasdaq.

Securities and Exchange Commission Filing Fee..............................        $ 17,700
NASD Filing Fee............................................................           6,500
Nasdaq Listing Fee.........................................................             *
Printing Fees and Expenses.................................................             *
Legal Fees and Expenses....................................................             *
Accounting Fees and Expenses...............................................             *
Miscellaneous..............................................................             *
                                                                                 --------------
                    TOTAL..................................................        $    *
                                                                                 ==============

___________
*   To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter and By-Laws provide that the Company [shall] indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Charter and By-Laws provides that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. In addition, the Company's Charter provides that its directors and officers will not be liable to stockholders for money damages, except in limited instances. However, nothing in the Charter or By-Laws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

     The form of underwriting agreement, filed as Exhibit 1.1 hereto, contains provisions by which the Underwriters agree to indemnify the Registrant and each officer, director and controlling person of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During 1997 and 1998, the Company granted options to purchase a total of 868,800 shares of Common Stock in three tranches. The first tranche consisted of 793,800 options issued at an exercise price of $1.25. The second tranche consisted of 78,000 options issued at an exercise price of $2.00. The third tranche consisted of 60,300 options issued at an exercise price of $3.00. The Company believes that these stock option grants were exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering, since these options were granted to a limited number of executive officers of the Company who, in each case, has access to financial and other relevant data concerning the Company, its financial condition, business and assets. In addition, the Company believes that these stock option grants were exempt from registration under the Securities Act be virtue of the exemption provided by Rule 701 under said Act.

     On November 11, 1996, the Company issued (i) 1.99 million shares of 8% Series A Convertible Preferred Stock and a warrant exercisable for the number of shares of Class A Common Stock that will equal 7% of the total number of shares to be outstanding after exercise for $10.0 million in cash and the MCI Lease and Guarantee Commitment; (ii) Sylvan Learning Systems, Inc. 1.0 million shares of Series B Junior Preferred Stock for $1.3 million in cash; (iii) Douglas L. Becker 1.4 million shares of Class A Common Stock for $350,000 in cash; (iv) R. Christopher Hoehn-Saric 1.4 million shares of Class A Common Stock for $350,000 in cash; and (v) John P. Hill 4.21 million shares of Class B Common Stock for $1 million in cash. During 1996 and 1997, the Company issued shares of Class A Common Stock to certain officers of the Company in consideration for cash and past services rendered. Each of these issuances was exempt from registration pursuant to Section 4(2) of the Securities Act. Each of these issuances was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On April 30, 1997, the Company issued Chris L. Nguyen 40,050 shares of Class A Common Stock for $50,062.50 in cash.

     On April 30, 1997, the Company issued B. Lee McGee 80,100 shares of Class A Common Stock for $100,125 in cash.

     On April 30, 1997, the Company issued David Dobkin 40,050 shares of Class A Common Stock in connection with services rendered and 20,025 shares of Class A Common Stock for $25,031.25 in cash.

     On July 24, 1997, the Company issued Bryan Polivka 40,050 shares of Class A Common Stock in connection with services rendered.

     On April 30, 1997, the Company issued J.M. Schapiro 40,050 shares of Class A Common Stock for $50,062.50 in cash.

     On June 19, 1997, the Company issued Brady Locher 40,050 shares of Class A Common Stock in connection with services rendered and 20,050 shares of Class A Common Stock for $25,062.50.

ITEM 16.  EXHIBITS.

(a)  Exhibit No.               Description
     -----------               -----------

       1.01**            Form of Underwriting Agreement
       3.01**            Articles of Amendment and Restatement of the Charter
       3.02**            Amended and Restated Bylaws
       4.01**            Specimen Common Stock Certificate
       5.01**            Opinion of Piper & Marbury L.L.P.

   10.01(a)*   1997 Stock Option Plan

   10.01(b)**  1998 Stock Option Plan

   10.02* Registration Rights Agreement, dated as of November 22, 1996, among Caliber Learning Network, Inc., Sylvan Learning Systems, Inc., MCI Telecommunications Corporation, Douglas L. Becker and
               R. Christopher Hoehn-Saric

   10.03* Warrant issued to MCI Communications Corporation, dated as of November 22, 1996 and, as amended.

   10.04+ Agreement between Caliber Learning Network, Inc. and The Johns Hopkins University, dated as of January 29, 1998

   10.05+* Agreement between Caliber Learning Network, Inc. and MCI Systemhouse Corp. dated March 2, 1998
   10.06+ Agreement between Caliber Learning Network, Inc. and Macmillan Computer Publishing USA, dated February 2, 1998

   10.07+* Agreement between Caliber Learning Network, Inc. and Compaq Computer Corporation, dated December 22, 1997

   10.08** Letter Agreement and Line of Credit Promissory Note, dated as of December 1, 1996, between Caliber Learning Network, Inc. and Sylvan Learning Systems, Inc.

   10.09+ Agreement between Caliber Learning Network, Inc. and MCI Systemhouse Corp., dated July 1, 1997

   10.10* Management Agreement between Caliber Learning Network, Inc. and Sylvan Learning Systems, Inc., dated as of January
               1, 1998

   10.11+ Testing Center Management and CBT Services Agreement, as amended, dated May 1, 1997

   23.01*      Consent of Ernst & Young LLP

   23.02       Consent of Piper & Marbury L.L.P. (included in Exhibit 5.01)

   24.01 Power of Attorney of Directors and Executive Officers (included on signature pages hereto)

______________

*    Previously filed.

**   To be filed by amendment.
+    Filed under confidential treatment request.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland on this 10th day of March, 1998.

                                   CALIBER LEARNING NETWORK, INC.



                                   By              *
                                     -----------------------------
                                   Chris L. Nguyen, President and Chief
                                   Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Chris L. Nguyen and Matthew C. Brenneman (with full power to each of them to act alone) as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                               Title                          Date
        ---------                               -----                          ----
             *
--------------------------       Chairman of the Board of Directors        March 10, 1998
R. Christopher Hoehn-Saric

             *
--------------------------     Vice Chairman of the Board of Directors     March 10, 1998
Douglas L. Becker

             *
--------------------------      President and Chief Executive Officer      March 10, 1998
Chris L. Nguyen                     (Principal Executive Officer)

             *                                Treasurer
--------------------------       (Principal Financial and Accounting       March 10, 1998
B. Lee McGee                                  Officer)

             *
--------------------------                    Director                     March 10, 1998
Susan Mayer

             *
--------------------------                    Director                     March 10, 1998
John P. Hill

             *
--------------------------                    Director                     March 10, 1998
Janeen M. Armstrong


* Signed by Attorney-in-Fact

/s/ Mathew C. Brenneman
---------------------------
    Mathew C. Brenneman

                                 EXHIBIT INDEX

(a)

                                                                                      Sequentially
   Exhibit No                           Description                                   Numbered Page
---------------    -------------------------------------------------------------    --------------------
    1.01**          Form of Underwriting Agreement
    3.01**          Articles of Amendment and Restatement of the Charter
    3.02**          Amended and Restated Bylaws
    4.01**          Specimen Common Stock Certificate
    5.01**          Opinion of Piper & Marbury L.L.P.
   10.01(a)*        1997 Stock Option Plan
   10.01(b)**       1998 Stock Option Plan
   10.02*           Registration Rights Agreement dated as of November 22,
                    1996 among Caliber Learning Network, Inc., Sylvan
                    Learning Systems, Inc., MCI Communications Corporation,
                    Douglas L. Becker and R. Christopher Hoehn-Saric
   10.03*           Warrant issued to MCI Communications Corporation, dated
                    as of November 22, 1996
   10.04+           Agreement between Caliber Learning Network, Inc. and The
                    Johns Hopkins University, dated as of January 29, 1998
   10.05+*          Agreement between Caliber Learning Network and MCI
                    Systemhouse Corp. dated March 2, 1998
   10.06+           Agreement between Caliber Learning Network, Inc. and
                    Macmillan Computer Publishing USA, dated February 2, 1998
   10.07+*          Agreement between Caliber Learning Network, Inc. and
                    Compaq Computer Corporation, dated December 22, 1997
   10.08**          Letter Agreement and Line of Credit Promissory Note
                    dated as of December 1, 1996 between Caliber Learning
                    Network, Inc. and Sylvan Learning Systems, Inc.
   10.09+           Agreement between Caliber Learning Network, Inc. and MCI
                    Systemhouse Corp., dated July 1, 1997
   10.10*           Management Agreement between Caliber Learning Network,
                    Inc. and Sylvan Learning Systems, Inc. dated January 1,
                    1998
   10.11+           Testing Center Management and CBT Services Agreement, as
                    amended, dated May 1, 1997
   23.01*           Consent of Ernst & Young LLP
   23.02            Consent of Piper & Marbury L.L.P. (included in Exhibit
                    5.01)
   24.01            Power of Attorney of Directors and Executive Officers
                    (included on signature pages hereto)

___________________

*   Previously filed.

**  To be filed by amendment.
+   Filed under confidential treatment request.